UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2026
Red Cat Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-40202	88-0490034
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 S West Temple, Suite 5 South Salt Lake, UT (Address of principal executive offices)	84115 (Zip Code)
Registrant’s telephone number, including area code: (800) 466-9152
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Share Purchase Agreement with respect to the acquisition of all the shares in the capital of Quaze Technologies, Inc.
On March 30, 2026, Red Cat Holdings, Inc. (the “Company”), a U.S.-based provider of advanced all-domain drone and robotic solutions for defense and national security, entered into a Share Purchase Agreement (the “Purchase Agreement”) with 9563-4747 Quebec Inc., a corporation formed under the laws of Quebec and a direct wholly-owned subsidiary of the Company (the “Purchaser”), the equity holders (the “Vendors”) of Quaze Technologies Inc., a corporation formed under the laws of Quebec (“Quaze”), and the Vendors’ Representative. Pursuant to the Purchase Agreement, the Purchaser will acquire all of the issued and outstanding capital stock of Quaze (the “Acquisition”). The Company’s board of directors and the board of directors of Quaze have approved the Purchase Agreement.
Acquisition Consideration
If the Acquisition is completed, the Company will deliver closing consideration of approximately $25,000,000 in shares of Company common stock, subject to customary adjustments for the indebtedness, transaction expenses and net working capital of Quaze as of the closing of the Acquisition.
Earnout Consideration
As additional consideration for Quaze equity holders, the Purchase Agreement provides for the Company to pay earnout consideration of up to an additional $5,000,000 in shares of Company common stock upon the achievement of certain integration, revenue and gross margin thresholds.
Representations and Warranties, Pre-Closing Covenants, Closing Conditions and Termination Provisions
The Purchase Agreement includes customary representations, warranties and covenants of the Company, the Purchaser and the Vendors made solely for the purposes of the Purchase Agreement and which may be subject to important qualifications and limitations agreed to by the Company, Purchaser, and the Vendors in connection with the negotiated terms of the Purchase Agreement.
The Purchase Agreement also contains customary pre-closing covenants, including the obligation of the Vendors to conduct the business of Quaze in the ordinary course in a manner consistent with past practice and to refrain from taking specified actions without the consent of the Company.
The completion of the Acquisition is subject to the satisfaction or waiver of customary closing conditions, including but not limited to (i) the obtaining or waiver of required approvals or notices, including certain regulatory approvals, (ii) performance in all material respects of the obligations required to be performed by the other parties pursuant to the Purchase Agreement at or prior to the completion of the Acquisition, (iii) the accuracy of certain representations and warranties made in the Purchase Agreement by the other parties, subject to certain qualifications, (iv) the continued listing of the Company’s common stock on The Nasdaq Capital Market, and (v) the Company remaining subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and its timely filing of all reports required thereunder.
The Purchase Agreement also includes termination provisions for both the Company and the Vendors, including the right to terminate by mutual consent, the right of either party to terminate the Purchase Agreement if the other party is in material breach of the Purchase Agreement and has not cured such breach within 30 days of notice of such breach, and the right of either party to terminate the Purchase Agreement if certain conditions to closing have not occurred on or prior to December 31, 2026.
The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete. It is not intended to provide any other factual information about the Company, the Purchaser or Quaze, or to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC.
Forward-Looking Statements
This Current Report on Form 8-K may contain "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Form 8-K or the press release furnished herewith are forward-looking statements. Forward-looking statements contained in this Form 8-K or press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will," "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the Form 10-K filed with the Securities and Exchange Commission on March 19, 2026. Forward-looking statements contained in this Form 8-K or the press release furnished herewith are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.
Item 9.01 Financial Statements and Exhibits.
d)Exhibits.

Exhibit No.	Description
10.1	Share Purchase Agreement, dated March 30, 2026, by and among the Company, 9563-4747 Quebec Inc., the Vendors’ Representative and the equityholders of Quaze Technologies, Inc. party thereto
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: March 30, 2026	By:	/s/ Jeffrey Thompson
	Name:	Jeffrey Thompson
	Title:	Chief Executive Officer